Salarius Pharmaceuticals Reports Business Highlights with First Quarter 2022 Financial Results

Salarius Successfully Completes SP-3164 Pre-IND Meeting Process with FDA

Advancing multiple drug development programs, led by SP-3164 in targeted protein degradation, and seclidemstat in protein inhibition, a clinical-stage reversible LSD1 inhibitor

Multiple potential development and data milestones expected from both programs in 2H 2022

2022 Annual Meeting of Stockholders announced for June 15, 2022; Company is encouraging all stockholders to participate and vote their shares of Salarius Pharmaceuticals stock.

Conference Call and Live Audio Webcast Scheduled for Today, May 12, 2022, 5:00 p.m. ET

HOUSTON, May 12, 2022 (GLOBE NEWSWIRE) – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage biopharmaceutical company developing cancer therapies for patients in need of new treatment options, today reported important corporate events and its financial results for the first quarter ended March 31, 2022.
“We have high expectations for 2022 as we build on the progress achieved during the first quarter and recent weeks,” stated David Arthur, CEO of Salarius Pharmaceuticals. “Recent highlights include our acquisition of an intellectual property portfolio, including the drug candidate SP-3164, which is now the foundation of our new drug development program focused on targeted protein degradation (TPD), and the subsequent completion of SP-3164’s pre-IND meeting process with the FDA. TPD is a fast-growing field of cancer drug research with significant potential to improve patient’s lives and a market potential estimated in the billions of dollars. Coupled with our existing clinical programs for seclidemstat, our most advanced cancer drug candidate, Salarius is now pursuing multiple drug development programs built around two exciting approaches to cancer drug development – protein inhibition and protein degradation.”

Financial Highlights:
•Cash and cash equivalents totaled $24.2 million on March 31, 2022; $2.3 million direct offering with institutional investors closed on April 26, 2022; Estimated cash runway extends into 2023.
•For the three-month period ended March 31, 2022, net loss per common share, basic and diluted, of $0.13, compared to $0.06 for the same period in 2021
Recent Business and Corporate Highlights:
•2022 Annual Meeting of Stockholders announced for June 15, 2022; Company is seeking stockholder approval or authorization of four proposals and is encouraging stockholders to participate and vote their shares of Salarius Pharmaceuticals stock.

•Advancing new TPD cancer drug development program built around an intellectual property portfolio acquired from DeuteRx LLC in January 2022. The lead development candidate is SP-3164 for which the company has:
◦Completed the FDA Pre-IND meeting process, which has informed planned IND-enabling studies and activities; and
◦Initiated preclinical studies to support the potential submission of an Investigational New Drug (IND) application with initial preclinical data anticipated in the second half of 2022 and potential for first clinical trial in 2023.
•Salarius continues its enrollment activities to advance clinical exploration of seclidemstat in the treatment of sarcomas, while MD Anderson Cancer Center is enrolling patients in the investigator-initiated trial exploring seclidemstat as a treatment for hematologic cancers.
◦Data updates expected in 2022 from both ongoing Phase 1/2 clinical trials.

“As both CEO and a stockholder of Salarius, I am excited about the upcoming value-building opportunities we expect to achieve” continued Mr. Arthur. “On June 15, the Company will hold its Annual Meeting of Stockholders, where Salarius is asking stockholders to vote on several proposals that we believe will augment these opportunities. All stockholders are encouraged to vote their shares through their brokerage website or through the proxy materials.”

“We believe the combination of multiple drug development programs built around two exciting approaches to cancer drug development – protein inhibition and protein degradation – coupled with upcoming value-building opportunities will benefit both current and future stockholders” concluded Mr. Arthur.

Three-Month Financial Results:
For the three-month period ended March 31, 2022, Salarius’ reported net loss was $6.1 million, or $0.13 per basic and diluted share, compared to a net loss of $1.9 million, or $0.06 per basic and diluted share for the same period in 2021. The loss for the three-month period ended March 31, 2022, increased by $4.2 million compared to the same time span last year, primarily because the Company had higher research and development costs and no grant revenue in the current period.
Net cash used for operating activities during the three-month period ended March 31, 2022, totaled $3.5 million, compared to $2.7 million during the same span last year.
As of March 31, 2022, total cash, cash equivalents, and restricted cash were $24.2 million, compared to $36.6 million as of March 31, 2021. The decrease in cash was primarily driven by the Company’s continued spend on operating activities, especially research and development activities and less financing activities involved since Q1 2021. Current cash and cash equivalents are expected to fund our current planned operations into 2023.

Conference Call Information:
Salarius Pharmaceuticals will host a conference call and live audio webcast on Thursday, May 12, 2022, at 5:00 p.m. ET, to discuss its corporate and financial results for the first quarter 2021. Interested participants and investors may access the conference call by dialing either:
(833) 423-0481 (U.S.)
(918) 922-2375 (International)
Conference ID: 8798303
An audio webcast will be accessible via the Investors Events and Presentations section of the Company’s website http://investors.salariuspharma.com/. An archive of the webcast will remain available for 90 days beginning at approximately 6:00 p.m. ET on May 12, 2022.
About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing cancer therapies for patients in need of new treatment options. Salarius’ product portfolio includes seclidemstat, which is being studied as a potential treatment for pediatric cancers, sarcomas, and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader. Seclidemstat is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma and select additional sarcomas that share a similar biology to Ewing sarcoma, also referred to as Ewing-related or FET-rearranged sarcomas. Seclidemstat has received Fast Track Designation, Orphan Drug Designation, and Rare Pediatric Disease Designation for Ewing sarcoma from the U.S. Food and Drug Administration. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma clinical program and was also a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com or follow Salarius on Twitter and LinkedIn.
Forward-Looking Statements
This press release contains information that includes or is based upon “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements provide our expectations or forecasts regarding future events. You can identify these statements by the fact they do not relate strictly to historical or current facts. They may use words such as “anticipate,” “believe,” “indicate,” “estimate,” “expect,” “underway,” “will,” and other terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, forward-looking statements include statements relating to intended future actions; the potential size of the commercial market for our drug candidates; the focus of our drug development programs; whether we will realize or achieve any value-building opportunities or other benefits to stockholders; the functionality and capabilities of our drug candidates; our ability to expand our pipeline into new areas of drug research; the continuation or advancement of new and existing clinical trials; timing of updates from our clinical trials and other activities; plans to file INDs or other regulatory filings; and ability of cash and cash equivalents to fund our operations into the future. Any or all of our forward-looking statements here and elsewhere may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements and from expected or historical results. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. In particular, you should read those risks described under the heading “Risk Factors” in our Securities and Exchange Commission filings, including in our annual and quarterly reports. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law. These forward-looking statements (except as may be otherwise noted) speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. You are advised to consult any further disclosures we make on related subjects in our reports to the SEC.
Contacts
Tiberend Strategic Advisors, Inc.
Investor Relations
Jason Rando/Daniel Kontoh-Boateng
jrando@tiberend.com
dboateng@tiberend.com
Media Relations
Bill Borden
bborden@tiberend.com

SALARIUS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	3/31/2022	12/31/2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 24,193,554	$ 29,214,380
Prepaid expenses and other current assets	662,854	949,215
Total current assets	24,856,408	30,163,595
Grants receivable from CPRIT	1,610,490	1,610,490
Property and equipment, net	4,190	7,880
Other assets	170,907	185,994
Goodwill	8,865,909	8,865,909
Total assets	$ 35,507,904	$ 40,833,868
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 1,693,398	$ 1,543,096
Accrued expenses and other current liabilities	390,233	553,269
Warrant liability	8,710	14,518
Total liabilities	2,092,341	2,110,883

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 46,697,194 and 45,241,808 shares issued and outstanding on March 31, 2022 and December 31, 2021, respectively	4,669	4,524
Additional paid-in capital	71,717,311	70,915,653
Accumulated deficit	(38,306,417)	(32,197,192)
Total stockholders' equity	33,415,563	38,722,985
Total liabilities and stockholders' equity	$ 35,507,904	$ 40,833,868

SALARIUS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31
	2022	2021
Revenue:
Grant revenue	$ —	$ 1,268,829
Operating expenses:
Research and development	4,439,475	1,740,655
General and administrative	1,677,754	1,332,769
Total operating expenses	6,117,229	3,073,424
Loss before other income (expense)	(6,117,229)	(1,804,595)
Change in fair value of warrant liability	5,808	(46,054)
Interest income (expense), net	2,196	(1,247)
Loss from continuing operations	(6,109,225)	(1,851,896)
Net loss	$ (6,109,225)	$ (1,851,896)

Loss per common share — basic and diluted	$ (0.13)	$ (0.06)
Weighted-average number of common shares outstanding — basic and diluted	46,255,210	30,551,316